TECHNOLOGY LICENSE



     This Agreement entered into this 28th day of March, 1996, between Colorado State University Research Foundation of Fort Collins, Colorado, 80522, (hereinafter referred to as ("CSURF"), CryoLife, Inc. of 2211 New Market Parkway, Suite 142, Marietta, Georgia 30067, (hereinafter referred to as "Company").

                                WITNESSETH:

     WHEREAS, Dr. Chris Orton has invented, is developing and may develop in the future certain Trade Secrets, Know-How and Patents dealing with methods, procedures and sciences relating to the science of enhancing fibroblast and other cellular ingrowth into homograft, xenograft and bioprosthetic grafts;

     WHEREAS, CSURF by virtue of its contractual relationship with Colorado State University ("CSU") and by virtue of CSU's contractual relationship with Dr. Orton, is the owner of all right and title to the Technology;

     WHEREAS, the parties entered into a Technology Option
Agreement dated March 1, 1991 (the "1991 Agreement") pursuant to which the Company evaluated the Technology for use in certain products currently under development;

     WHEREAS, the Company now desires to license the Technology in order to continue its product development and eventually commercialize products utilizing the Technology and to obtain as part of the license certain assistance from Dr. Orton;

     WHEREAS, the parties desire to enter into the following
Agreement to license the Technology and provide for Dr. Orton's assistance upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises, the Company's continued investment in product development incorporating the Technology in reliance upon the promises hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     SECTION I. DEFINITIONS. The following terms shall have the meanings as hereinafter set forth:

     "Commercialization" shall mean the ability after the Company is satisfied with the safety and efficacy of any Product to market and distribute the Product without regulatory restraint with the United States following receipt of premarket approval from the FDA, Commercialization shall not include limited sales within the United States under an investigatory device exemption or similar conditional sale approval received from the FDA.

     "FDA" shall mean the United States Food and Drug
Administration or successor agency.

     "Milestone Payments" shall mean the payments required to be made to CSURF pursuant to Section III(4).

     "Minimum Royalties" shall mean the payments required to be made to CSURF pursuant to Section III(3).

     "Patent(s)" shall mean U.S. patent number 5,192,312 together with any and all domestic and foreign patents and patent applications which may in the future be filed on the Science which are owned, developed or acquired by CSURF. The term Patents shall also include any and all U.S. or foreign divisions, continuations, continuations in part, substitutions, reissues and extensions of the said Patents.

     "Percentage Royalties" shall mean the payments required to be made to CSURF pursuant to Section III(1).

     "Principal Investigator" shall mean Dr. Orton or his successor, if any, and shall be responsible for all technical communications with the Company. Nothing in this Agreement shall be construed so as to require CSURF to pursue the Science in the event that Dr. Orton leaves CSU.

     "Products" shall mean any chemical, device, process, substance or technique which utilizes the Technology and is intended or adapted for use to enhance firbroblast or other cellular ingrowth into homograft, xenograft and bioprosthetic grafts.

     "Science" shall mean the filed relating to enhancing fibroblast and other cellular ingrowth into homograft, xenograft and bioprosthetic grafts, including any methods, procedures and materials related thereto.

     "Subsidiaries" shall mean (a) any person or entity directly or indirectly owning, controlling, or holding power to vote 25% or more of the outstanding voting securities of Company, (b) any person or entity 25% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Company, or (c) any executive officer, director, or general partner of an entity defined under (a) or
(b) in the foregoing. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity or of Company.

     "Technology" shall mean any trade secrets, know-how and patents heretofore or hereafter owned, developed or acquired by CSURF which are related to the Science, including, without limitation, the Patents.

     SECTION II.  LICENSE.

     1. LICENSE GRANT. CSURF hereby grants Company the sole and exclusive, worldwide license to the Technology to develop, manufacture, use and sell Products. Such license shall continue for the longer of 15 years or the life of any and all Patent(s).

     2. SUBLICENSES. The Company shall have the right to grant sublicenses of any rights granted to it under this License, provided that Company shall have received the prior approval of CSURF, which shall not be unreasonably withheld. CSURF's consent shall not be required for sublicenses to Company Subsidiaries or for contract processing or manufacturing sublicenses entered into to facilitate the Company's development or production of Products.

     3. PERFORMANCE GOALS. The Company agrees to use its reasonable best efforts to achieve performance goals agreed upon by CSURF and the Company. The Company's performance goals for the 1996 Calendar year are set forth on "Exhibit A" attached hereto. Performance goals will be determined by CSURF and the Company upon consultation with the Principal Investigator in the years following 1996. The performance goals shall be replaced by the Company's payment of minimum royalties under Section III(3) once payments are first made pursuant to Section III(3)(b).

     4. RECEIPT AND DELIVERY OF TECHNOLOGY. The Company acknowledges both the receipt of the information which presently constitutes the Technology and fact that neither CSURF nor Principal Investigator represent or promise that they will develop or acquire any additional information or rights that would fall within the definition of Technology. To the extent CSURF or Principal Investigator develop or acquire any such information or rights, CSURF agrees to promptly disclose same to the Company.

     SECTION III.  PAYMENT OBLIGATIONS.

     1. PERCENTAGE ROYALTIES. Company shall pay CSURF a royalty on Net Sales (gross sales minus sales tax, returns, discounts and freight, if any) of Product(s) in each country where Product(s) are protected by a Patent(s) equal to:

          (i)  6% of the first $1 million in Net Sales;
          (ii) 4% of Net Sales in excess of $1 million and up to and including $5 million; plus
          (iii)3% of Net Sales in excess of $5 million.

Percentage Royalties on Net Sales of Product(s) where Product(s) are not protected by Patent(s) shall be payable at one-half of the foregoing rates.

     2. SUBLICENSES. In the event that the Company sublicenses the License granted in Section II(1), the Company shall remain obligated to the terms of this agreement. Company shall either require the sublicensee to, pay the Percentage Royalties required by this Section III(1) or, at the election of the Company in sublicenses that are not to Subsidiaries, the Company shall pay CSURF one third of the Percentage Royalties received by Company from such sublicenses. Company shall also pay CSURF one third of any upfront, milestone, benchmark or any other miscellaneous income received from a sublicensee.

     3. MINIMUM ROYALTIES. In consideration of the exclusive nature of the license grant contained in Section II, Company agrees to pay CSURF Minimum Royalties as follows:

     (a) $10,000 per year beginning with a first payment on March 31, 1996 and continuing each year thereafter until such time as the Company receives U.S. Government approval permitting
Commercialization of Products.

     (b) $20,000 per year beginning in two equal $10,000 installments payable on January 31, and July 31, in each of the first two years after the Company receives U.S. Government approval permitting Commercialization of the Products; and,

     (c) $50,000 per year thereafter in quarterly installments of $12,500 each payable on January 31, April 30, July 31, and
October 31.

The Company shall be entitled to credit Minimum Royalties paid in any year against Percentage Royalties earned in the same year but not against Percentage Royalties earned in prior years or subsequent years.

     4. MILESTONE PAYMENTS. The Company shall make the following Milestone Payments to CSURF:

     (a)$10,000 within 30 days after the filing of a product license application.

     (b)$20,000 within 30 days after receipt of premarket approval from the FDA permitting Commercialization of the Products within the United States.

     The Company shall be entitled to credit Milestone Payments made as well as out-of-pocket expenses incurred by the Company in the prosecution of the Patent(s) against future Percentage Royalties but the amount of the credit that may be taken in any year shall be limited, in that year, to the 50% of the amount by which Percentage Royalties exceed Minimum Royalties in that year.

For example, if $30,000 in Milestone Payments and Patent prosecution costs were incurred before year 2 and Percentage Royalties in year 2 exceeded Minimum Royalties paid in year 2 by the sum of $40,000, the Company would be entitled to credit only $20,000 of such amount as a credit to Milestone Payments and Patent prosecution costs in that year. The remaining $10,000 of Milestone Payments and unreimbursed Patent prosecution costs would be reimbursed in the same fashion in future years.

     5. NONEXCLUSIVE LICENSE PAYMENTS. At any time after the third anniversary of Commercialization, the Company may elect to convert this License from an exclusive license to a nonexclusive license by notifying CSURF in writing. In the event the license is converted to a nonexclusive license as provided in the preceding sentence, the Company's obligation thereafter to make minimum royalty and milestone payments shall terminate. If CSURF thereafter relicenses the Technology to any third party at a lower percentage royalty rate than that provided in this Agreement, CSURF shall notify the Company of the lower royalty rate and offer the Company the opportunity to thereafter pay such lower royalty rate in lieu of the rate it would otherwise be obligated to pay hereunder.

     6. ACCOUNTING FOR PAYMENTS. (a) Payments of Percentage Royalties shall be made on or before the last business day of January, April, July and October of each year for the sale of all Products sold during the preceding quarterly periods ending on the last days of December, March, June and September. Such payments shall be accompanied by a statement showing the sales of the Products by the Company to all parties, and such other particulars as are necessary or which may be reasonably requested by CSURF for an account of the royalties payable pursuant to this Agreement. Payment of the amount of royalties due shall accompany such statement.

     (b) The Company shall keep complete and accurate records of the sales by the Company of Products. Within 60 days following the end of each quarter of a calendar year during which the royalties are due under this Agreement, the Company shall render to CSURF a written report setting forth the amount of royalties due and payable based on sales of Products during such quarter, and upon rendering such report, remit to CSURF the amount of royalties shown thereby to be due on sales of products.

     (c) CSURF shall have the right for a period of five years after receiving any royalty report to appoint an independent certified public accountant who is acceptable to the Company who shall have access to the Company's records during reasonable business hours for the purpose of verifying the royalties payable under this Agreement, but this right may not be exercised more than once in any calendar year, and the accountant shall disclose to CSURF only information relating solely to the accuracy of the royalty report and the royalty payments made in accordance with this Agreement. The failure of CSURF to request verification of any royalty report during said five year period shall be considered acceptance of the accuracy of such report and the Company shall have no obligation to maintain any records pertaining to such report beyond said five year period.

     SECTION IV.  REGULATORY AND PATENT RESPONSIBILITIES.

     1. REGULATORY APPROVALS. The Company agrees, at its own expense, to take reasonable steps to obtain regulatory approval from the FDA to manufacture, use and sell Product(s) within the United States. If at any time the Company ceases to use reasonable efforts to seek regulatory approval from the FDA, the Company shall notify CSURF in writing identifying the reasons the Company no longer seeks FDA approval and the Agreement shall terminate. However, if CSURF is successful in licensing the Technology to a third party, CSURF will pay to the Company 50% or any income (royalties, upfront payments, milestone, benchmark or other miscellaneous payments) received from such license in any given fiscal year, for the term of such license in consideration of the Company's efforts and expenses incurred in development and commercialization costs and in consideration of patent related expenses incurred by the Company in connection with the Technology.

     2. PATENT PROSECUTION. (a) The Company shall upon written request from CSURF bear the reasonable costs and responsibility for the preparation, filing and prosecution of the United States Patent Applications under the Technology, but in no case beyond an appeal to and a decision by the United States Patent and Trademark Office Board of Appeals, unless the Company specifically agrees otherwise in writing. With respect to foreign patent applications, the procedure shall be as follows: foreign patent applications shall be filed by the Company on behalf of CSURF in such countries as selected by the Company. Such selection of countries is to be made in writing by the Company to CSURF within nine months after the filing date of any corresponding U.S. application, and the filing of such designated foreign patent application will be made in CSURF's name within one year after the filing date of the corresponding U.S.

application. The Company will pay the reasonable costs of the preparation, filing and prosecution of such foreign applications and the maintenance of the resulting patents for so long as the Company remains a licensee under the patents. CSURF may file and prosecute applications and maintain the resulting foreign patents at its own expense in countries not selected by the Company. The Company having elected to file a foreign patent application, may advise CSURF without loss of any right granted by this Agreement that it does not wish to pursue further prosecution or maintenance in a particular country and the Company will have no further obligations for payment of any costs for patent prosecution or maintenance in the country. CSURF may then, if it so desires, continue such prosecution or maintenance at its expense. Such election by the Company to discontinue prosecution or maintenance in a particular country shall not prejudice the Company's rights under this Agreement in other countries.

     (b) Company will keep CSURF informed of all patent activity related to the Technology by sending CSURF copies of all Patent filings (U.S. and foreign) and Patent prosection related information. Company will also notify and allow the Principal Investigator the opportunity to be involved in the decisions related to the Science of any Patent application or Patent prosecution related to the Technology.

     (c) In the event that during the course of this Agreement, a patentable invention is made jointly by one or more members of the Company and one or more researchers at CSU, as determined by the laws of patent inventorship, title to any Patent or Patents maturing therefrom shall be held by CSURF.

     (d) If CSURF files Patent applications or otherwise obtains rights which relate to the Technology, the Company shall have a right to an exclusive worldwide license under such Patent rights as are set forth in Section II(1) and the exclusive license granted to the Company under Section II(l) shall be extended to the expiration date of the last expired patent which issues in any particular country. If CSURF decides not to file a Patent application on any CSURF invention which relates to the Technology, CSURF will promptly notify the Company of the decision and disclose such invention to the Company. The Company will then, at its option, have the right to file Patent applications throughout the world and to have an exclusive license, with a right to grant sublicenses, under such Patent rights as are set forth in Section II(l) and exclusive license granted to the Company under Section II(1) shall be extended through the expiration date of the last to expire patent which issues in any particular country.

     (e)  CSURF shall be the sole and exclusive owner of said
Patent(s), subject to the terms of this Agreement.

     3. PATENT ENFORCEMENT. (a) CSURF does not warrant that the Technology licensed hereunder shall not infringe any patents.
However, CSURF is not presently aware of the existence of such patents owned by third parties.

     (b) CSURF and Company agree to inform each other in the event that it becomes aware of any potential infringement of the Technology. CSURF shall then, at its expense, have the right to take appropriate action against any potential infringer. In the event that CSURF elects not to take action against the potential infringer, the Company may elect to do so at its expense, in either its own name or in CSURF's name. In either event, CSURF and the Company agree to cooperate fully with any such proceedings. The Company may not, as part of settlement negotiations, offer or grant non-exclusive licenses without the written consent of CSURF, such consent shall not be unreasonably withheld. If the Company pursues litigation, it shall be entitled to offset the cost of litigation against 50% of the royalty payments coming due during the litigation. If the Company succeeds in obtaining a damage judgment in the litigation, it shall be entitled to recoup its costs of litigation, to the extent not previously recouped out of royalties, plus 2/3 of the remaining amount of the judgment, if any. The remainder of the judgment, if any, shall be paid to CSURF as payment, in full, of royalties withheld by the Company during the litigation. If neither party pursues litigation and there is no acceptable settlement, the Company shall be entitled to withhold royalties until a settlement is reached, but only after obtaining an opinion from patent counsel reasonably acceptable to both parties that the Patents have been infringed.

     SECTION V. ASSISTANCE FROM DR. ORTON AND REPORTING.

     1. ASSISTANCE FROM DR. ORTON. CSURF warrants, that at the time of the signing of this Agreement, Dr. Orton has agreed to provide reasonable assistance (as long as he is a CSU employee) to the Company, as reasonably requested by the Company, in evaluating or testing Product(s) prototypes. The Company agrees to pay Dr. Orton a reasonable amount for out-of-pocket expenses and time in excess of ten hours per month associated with Dr. Orton's assistance.

     2. REPORTING RESPONSIBILITIES. CSURF, through the Principal Investigator, will provide semi-annual written reports to the Company summarizing the progress of ongoing research conducted by Dr. Orton and CSU on the Technology and will otherwise keep the Company fully and promptly informed of all progress on the Technology. The Company will provide semi-annual written reports to CSURF which summarize the progress of the Company's efforts to meet its Performance Goals and to complete development of the Product.

     SECTION VI. REPRESENTATION OF CSURF. CSURF hereby represents and warrants that it owns all right, title, and interest in and to the Technology and has the authority to enter into and perform its obligations under this Agreement. Except as provided in this Agreement, CSURF expressly disclaims all Warranties, express or implied, including without limitation warranties of merchantability or fitness of Technology for a particular purpose. CSURF further warrants that neither Dr. Chris Orton nor any other Colorado State University employee or others involved with Dr. Orton in the development of the Technology retains any rights in or to the Technology which are inconsistent with or encumber or limit the rights to the Technology which are granted to the Company by this Agreement.

     SECTION VII. INDEMNIFICATION. Except as provided above, Company shall indemnify, defend, and hold CSURF harmless from and against any and all Damages incurred by CSURF arising out of any Claim of a third party based upon the production, distribution, or marketing by Company of the Products or upon an allegation that any of the Products infringes upon any patent of a third party.

     SECTION VIII. CONFIDENTIALITY. Except as otherwise expressly provided in this Agreement, the Company and CSURF shall use their best efforts to retain in confidence for a period of five years after the termination of the Agreement all information received from the other party in the course of pursuing the Science, provided, however, that such information may be disclosed insofar as such disclosure is necessary to defend itself against litigation, to file and prosecute patent applications or to comply with governmental regulations, and provided, further, that such obligation of confidentiality shall be waived as to information which (i) is in the public domain,
(ii) which comes into the public domain through no fault of the party claiming waiver, or (iii) was known to the party claiming waiver prior to its disclosure by the other party.

     SECTION IX. PUBLICATIONS. While it is understood that CSURF and the Principal Investigator are free to publish the results of their studies carried out under this Agreement, CSURF agrees to provide the Company the opportunity to review any proposed manuscripts at least thirty (30) days prior to their intended submission for publication and, at the Company's request, shall delay submission for a period sufficient to permit adequate steps to be taken to secure patent protection for any patentable subject matter.

     SECTION X. TERMINATION. This license shall continue in full force and effect until the end of its term as determined by
Section II(l). CSURF may earlier terminate this Agreement should Company commit any material breach of the terms and conditions of this Agreement and if such failure or breach shall continue for a period of 30 days after written notice thereof is delivered by CSURF to Company, said termination to be effective at the expiration of said 30 day period if such failure or breach is not cured, likewise Company may terminate this Agreement if CSURF commits any material breach of the terms and conditions of this Agreement and such failure or breach shall continue for a period of 30 days after written notice thereto is delivered by Company to CSURF, said termination to be effective at the expiration of said 30 day period if such failure or breach is not cured.

     This Agreement will automatically terminate if Company makes any general assignment for the benefit of its creditors, a petition is filed by or against Company initiating a proceeding under any provision of the Bankruptcy Act, or a receiver or similar officer is appointed by a court of competent jurisdiction to take charge of all or any part of Company's property.

     SECTION XI.  GENERAL PROVISIONS.

     1. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to the Technology and supersedes and terminates all other prior commitments, arrangements, or understandings, both oral and written, including the 1991 Agreement, between the parties with respect to the Technology.

     2. MODIFICATION. This Agreement may not be modified or amended except by an instrument in writing executed by each of the parties.

     3. BINDING; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement shall not be assignable by CSURF without the prior written consent of the Company. This Agreement shall not be assignable by the Company without the prior written consent of CSURF except that the Company may assign to a successor in ownership of all or substantially all of the business assets to which the Agreement pertains, which successor shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the Company.

     4. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.

     5. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be sent by
(a) personal delivery (including delivery by Federal Express or similar overnight courier), (b) mailed registered or certified mail, return receipt requested, postage prepaid, or (c) transmitted by facsimile, telex, or telecopy to the numbers set forth below and with originals of such transmissions sent by registered or certified mail. Notices shall be sent to the addresses as set forth below or to such other addresses as may be hereafter furnished by one party to the other party in compliance with the terms hereof.

If to CSURF:             CSURF
                         Attn: President
                         P.O. Box 483
                         Fort Collins, CO 80522

If to Company:           CryoLife, Inc.
                         Attn: President
                         Suite 142
                         2211 New Market Parkway
                         Marietta, Georgia 30067
                         Facsimile Number: 404-952-9743

With a copy to:          Arnell Golden & Gregory
                         1201 West Peachtree Street
                         2800 One Atlantic Center
                         Atlanta, Georgia 30309-3400
                         Attn: Clinton D. Richardson, Esq.
                         Facsimile Number: 404-873-8665

     Notices shall be effective (a) upon receipt by the addressee, if sent by personal delivery or mail, or (b) upon transmission, if sent by telecopy, telex, or facsimile provided that the telecopy, telex or facsimile transmittal is verified by an officer of the receiving party that the document was actually received.

     6. WAIVER. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, their agents or employees, but may be waived only by instruments in writing signed by an authorized officer of the respective party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion.

     7. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth herein by their duly authorized representatives.

COLORADO STATE UNIVERSITY
RESEARCH FOUNDATION


By: Kathleen Byington
_______________________________________

Title: Pres/CEO
_______________________________________

Date:3/28/96
_______________________________________


CRYOLIFE, INC.


By: Kirby S. Black
_______________________________________

Title: Vice President, Research and Development
________________________________________

Date: 4/11/96
_________________________________________

                                EXHIBIT A

                        GOALS AND OBJECTIVES - 1996
                    SYNERGRAFT HEART VALVE DEVELOPMENT

                         CryoLife Responsibilities

               OBJECTIVE                          COMPLETION

Demonstrate applicability of SynerGraft           October-December
technology to intact heart valve construct        1996 (in stages
which includes unstented leaflets and             described below)
and unfixed conduit

Large animal model Stage I                        February 1996
Allograft aortic valve: test of depopulation effects on valve integrity; implants in sheep

Large animal model Stage II                       April 1996
Depopulated xenograft aortic valve: test of insertion of pig valve in aortic position in sheep; evaluation of size matching parameters

Decision point: do non-repopulated valve appear to function well without cellular repopulation. If so, go into long-term 6-9 month study). If not, procede with stages III and IV.

Large animal model Stage III                      July 1996
Repopulated allograft heart valve; assessment of autogenous dermal fibroblast survival in an allograft heart valve matrix

Large animal model Stage IV                       October 1996
Repopulated xenograft heart valve; assessment of autogenous dermal fibroblast survival and function in an xenograft heart valve matrix

                      Colorado State Responsibilities

Parallel studies to animal implant models as      October -December 1996
noted above, but in pig to dog model of aortic valve grafting page 13